EXHIBIT 23.1.2


BDO       BDO Seidman, LLP                      1700 Market Street, 29th Floor
          Accountants and Consultants           Philadelphia, PA 19103-3962
                                                Telephone:  (215) 636-5500
                                                Fax:  (215) 636-5501



Consent of Independent Certified Public Accountants


American Business Financial Services, Inc.
Bala Cynwyd, Pennsylvania


We hereby consent to the incorporation in the Prospectus Supplement of Morgan Stanley ABS Capital I Inc. relating to the ABFS Mortgage Loan Trust 2001-3 of our report dated September 21, 2001, relating to the balance sheet of ABFS Mortgage Loan Trust 2001-3 as of September 21, 2001.




                                                     BDO Seidman, LLP


Philadelphia, Pennsylvania
September 21, 2001